Exhibit 99.1

The Pepsi Bottling Group Reports Second Quarter 2008 Results

  Diluted EPS Growth of 12% to $0.78
  Strong Worldwide Net Revenue Per Case Growth of 8%
  Operating Income Up 4%
  Company Confirms Full-Year EPS Guidance of $2.30 to $2.38

SOMERS, N.Y.--(BUSINESS WIRE)--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported second quarter 2008 revenue of $3.5 billion, a five percent increase over prior year. Net income was $174 million, or reported diluted earnings per share (EPS) of $0.78, up 12 percent over the prior year. This compares to net income of $162 million, or $0.70 per diluted share, that the Company reported in the second quarter of 2007.

“PBG continues to meet its financial objectives, as a combination of superior operating capabilities and strong international growth offset widespread macroeconomic softness in the U.S.” said Eric Foss, PBG President and Chief Executive Officer. “These results have been led by our efforts to reposition our geographic portfolio as well as our never-ending commitment to revenue and margin management, cost productivity, and point-of-sale execution. We have simultaneously continued to return cash to shareholders, and we have confidence that the flexibility and diversity of our business will enable us to achieve our full-year earnings objectives.

“Our focus for the balance of 2008 is to execute our strategy in each of our three geographic segments. This means taking appropriate actions to improve profitability in the U.S. and Canada, building on our recent improvements in Mexico, and maximizing the potential of our European growth markets,” Foss continued. “We believe we have the right plans, people and track record to successfully navigate the marketplace challenges while driving growth and creating value for shareholders.”

Executive Summary

  PBG reported net revenue per case growth of eight percent, which was led by robust growth in Europe and Mexico. Net revenue per case improved five percent in the U.S. and Canada segment due primarily to rate increases.
  Total worldwide physical case volume declined three percent. The shift of the Easter holiday into the first quarter of 2008 in the U.S. and Canada reduced worldwide volume in total by one percentage point and volume in the U.S. and Canada by two percentage points. Volume in the U.S. and Canada segment declined four percent as a result of the shift of the Easter holiday and overall weakness in the liquid refreshment beverage category. European volume grew one percent, as growth in Russia and Turkey was partially offset by volume declines in Spain. In Mexico, volume declined three percent.

  Reported worldwide operating income for the second quarter increased four percent versus the second quarter of 2007, driven by strong net revenue per case performance, cost productivity initiatives and a two percentage point increase from foreign currency translation. The growth was partially offset by commodity cost increases. Operating income tripled in Europe as every country had double-digit growth. Mexico reported operating income growth of 32 percent. In the U.S. and Canada, operating income declined eight percent due to softer than anticipated liquid refreshment beverage category volume trends.
  The Company repurchased approximately 6.3 million shares of its stock in the second quarter. Year to date, 11.5 million shares have been repurchased. Since the inception of the share repurchase authorization in 1999, 143 million shares have been repurchased and 32 million shares remain available for repurchase under the current plan.

Financial Highlights

In the U.S. and Canada segment, physical case volume decreased four percent as a combination of the shift of the Easter holiday from the second quarter of last year to the first quarter of this year and macroeconomic factors negatively impacted the liquid refreshment beverage category. Volume growth in Europe was led by solid mid-single-digit growth in Russia and Turkey, offset by declines in Spain. Russia delivered six percent volume growth, as it successfully cycled 22 percent growth in the prior year. Overall, volume grew one percent for the quarter in Europe. In Mexico, volume declined three percent, in part by the Company’s pricing actions to drive improved margins across its portfolio.

Foreign currency translation contributed about three percentage points of growth to net revenue, cost of goods sold (COGS) and selling, delivery and administrative (SD&A) expenses. The net effect was an increase of two percentage points on operating income.

Reported COGS per case was up eight percent in the second quarter. COGS performance was impacted by expected increases in input costs, as well as foreign currency translation.

PBG’s reported SD&A expenses grew five percent in the second quarter, with the U.S. flat due to the continued success of cost and productivity initiatives as well as volume declines.

2008 Guidance

In 2008, PBG expects to achieve top-line growth of about five to six percent. PBG’s comparable operating profit is expected to grow in the low-single digits for the year. Comparable diluted EPS are forecasted to be $2.30 to $2.38. Operating free cash flow is expected to be at least $620 million.

PBG will host a conference call at 11:00 a.m. EDT today to discuss its second quarter financial results. The live call and replay can be accessed by visiting the Investor Relations section of the Company's website at http://www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 70,000 employees and annual sales of nearly $14 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.

Forward-Looking Statement

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 29, 2007.

Non-GAAP Measures

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of the press release or in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including under the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Items Affecting Comparability in 2008 Results

Restructuring Charges

In the third and fourth quarters of 2007, PBG announced realignments in the Company’s organization. Since the inception of the program and through June 14, 2008, the Company incurred a pre-tax charge of approximately $33 million. Of this amount, we recorded $2 million in the first quarter of 2008 and $1 million in the second quarter of 2008, primarily relating to relocation expenses in our U.S. and Canada segment.

Asset Disposal Charge

During the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred a pre-tax charge of approximately $25 million, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. We incurred a pre-tax charge of approximately $1 million associated with the FSV Rationalization plan in each of the first and second quarters of 2008.

2008 Full-Year Guidance

	Full-Year 2007	Full-Year 2008 Growth Rate
Comparable Operating Income	$1,124	Low-single digits
Restructuring Charges	(30)
Asset Disposal Charge	(23)
Reported Operating Income	$1,071	Mid- to high- single digits

	Full-Year 2008 Diluted Earnings Per Share
Comparable Results	$2.30 to $2.38
Restructuring Charges &
Asset Disposal Charge	($0.01)
Reported Results	$2.29 to $2.37

Operating Free Cash Flow

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

2008 Full-Year OFCF Guidance

PBG expects its full-year 2008 OFCF to be at least $620 million. The Company anticipates capital expenditures to be in the range of $750 to $775 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.3 billion.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in millions, except per share amounts, unaudited

	12 Weeks Ended		24 Weeks Ended
	June 14,	June 16,	June 14,	June 16,
	2008	2007	2008	2007

Net revenues	$3,522	$3,360	$6,173	$5,826
Cost of sales	1,916	1,825	3,398	3,168

Gross profit	1,606	1,535	2,775	2,658
Selling, delivery and administrative expenses	1,256	1,197	2,317	2,200

Operating income	350	338	458	458
Interest expense, net	63	68	122	134
Other non-operating income, net	(3)	(3)	(6)	(2)
Minority interest	30	23	33	31

Income before income taxes	260	250	309	295
Income tax expense	86	88	107	104

Net income	$174	$162	$202	$191

Basic earnings per share	$0.80	$0.71	$0.92	$0.84

Weighted-average shares outstanding	218	227	220	227

Diluted earnings per share	$0.78	$0.70	$0.89	$0.82

Weighted-average shares outstanding	224	233	227	233

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
in millions, unaudited

	24 Weeks Ended
	June 14,	June 16,
	2008	2007

Cash Flows - Operations
Net income	$202	$191
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	306	300
Share-based compensation	28	30
Changes in operating working capital and other non-cash charges	(333)	(299)
Casualty insurance payments	(35)	(32)
Other, net	(79)	(32)
Net Cash Provided by Operations	89	158

Cash Flows - Investments
Capital expenditures	(398)	(374)
Acquisitions, net of cash acquired	(44)	(49)
Proceeds from sale of property, plant and equipment	10	6
Other investing activities, net	4	6
Net Cash Used for Investments	(428)	(411)

Cash Flows - Financing
Borrowing activities, net	620	311
Dividends paid	(62)	(51)
Excess tax benefit from the exercise of equity awards	2	3
Treasury stock transactions, net	(356)	(144)
Other financing activities	8	-
Net Cash Provided by Financing	212	119

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3)	4

Net Decrease in Cash and Cash Equivalents	(130)	(130)
Cash and Cash Equivalents - Beginning of Period	647	629

Cash and Cash Equivalents - End of Period	$517	$499

Supplemental Information

Capital expenditures incurred	$(354)	$(342)
Change in accounts payable and other accrued liabilities related to capital expenditures	(44)	(32)
Cash paid for capital expenditures	$(398)	$(374)

Note: Certain reclassifications were made to our 2007 Condensed Consolidated Statement of Cash Flows to conform to the 2008 presentation.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
in millions, except per share amounts

	(unaudited)
	June 14,	December 29,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$517	$647
Accounts receivable, net	1,956	1,520
Inventories	773	577
Prepaid expenses and other current assets	395	342
Total Current Assets	3,641	3,086

Property, plant and equipment, net	4,181	4,080
Other intangible assets, net	4,226	4,181
Goodwill	1,536	1,533
Other assets	234	235
Total Assets	$13,818	$13,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$2,078	$1,968
Short-term borrowings	864	240
Current maturities of long-term debt	1,305	7
Total Current Liabilities	4,247	2,215

Long-term debt	3,476	4,770
Other liabilities	1,216	1,186
Deferred income taxes	1,364	1,356
Minority interest	1,052	973
Total Liabilities	11,355	10,500

Shareholders' Equity
Common stock, par value $0.01 per share:
Authorized 900 shares, issued 310 shares	3	3
Additional paid-in capital	1,830	1,805
Retained earnings	3,243	3,124
Accumulated other comprehensive income (loss)	6	(48)
Treasury stock: 96 shares and 86 shares at June 14, 2008 and December 29, 2007, respectively	(2,619)	(2,269)
Total Shareholders' Equity	2,463	2,615
Total Liabilities and Shareholders' Equity	$13,818	$13,115

THE PEPSI BOTTLING GROUP, INC.
SEGMENT DATA
in millions, unaudited

	12 Weeks Ended
	June 14,	June 16,
Net Revenues	2008	2007

U.S. & Canada	$2,536	$2,527
Europe	592	468
Mexico	394	365
Worldwide net revenues	$3,522	$3,360

Operating Income

U.S. & Canada	$276	$302
Europe	45	14
Mexico	29	22
Worldwide operating income	350	338
Interest expense, net	63	68
Other non-operating income, net	(3)	(3)
Minority interest	30	23
Income before income taxes	$260	$250

	24 Weeks Ended
	June 14,	June 16,
Net Revenues	2008	2007

U.S. & Canada	$4,743	$4,629
Europe	828	644
Mexico	602	553
Worldwide net revenues	$6,173	$5,826

Operating Income (Loss)

U.S. & Canada	$412	$445
Europe	14	(11)
Mexico	32	24
Worldwide operating income	458	458
Interest expense, net	122	134
Other non-operating income, net	(6)	(2)
Minority interest	33	31
Income before income taxes	$309	$295

CONTACT:
The Pepsi Bottling Group, Inc.
Public Relations:
Jeff Dahncke, 914-767-7690
jeff.dahncke@pepsi.com
or
Investor Relations:
Mary Winn Settino, 914-767-7216
marywinn.settino@pepsi.com